OMB APPROVAL
                                    OMB Number:                    3235-0104
                                    Expires:              September 30, 1998
                                    Estimated average burden hours per
                                    response  . . . . . . . . . . . . .  0.5

                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                      Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
  Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                  30(f) of the Investment Company Act of 1940


1.  Name and Address of           Blackstone CCC Capital Partners L.P.
    Reporting Person*             (Last)           (First)          (Middle)

                                  c/o Blackstone Management Associates
                                     III L.L.C.

                                  345 Park Avenue, 31st Floor
                                                   (Street)

                                  New York            NY               10154
                                  (City)           (State)             (Zip)


2.  Date of Event Requiring       1/7/99
    Statement (Month/Day/Year)

3.  IRS or Social Security
    Number of Reporting Person
    (Voluntary)


4.  Issuer Name and Ticker or     Centennial Cellular Corp.  Symbol: CYCLD
    Trading Symbol






                                                               SEC 1473 (7-96)

5.  Relationship of Reporting          Director          X  10% Owner
    Person(s) to Issuer                Officer (give        Other (specify
     (Check all applicable)                     title              below)
                                                below)

6.  If Amendment, Date of
    Original (Month/Day/Year)


7.  Individual or Joint/Group          Form filed by One Reporting Person
    Filing (Check Applicable        X  Form filed by More than One Reporting
    Line)                              Person


































                                                               SEC 1473 (7-96)

           Table I -- Non-Derivative Securities Beneficially Owned


1.  Title of Security               Common Stock
    (Instr. 4)


2.  Amount of Securities            2,490,358(1)
    Beneficially Owned
    (Instr. 4)

3.  Ownership Form:  Direct (D)     D
    or Indirect (I) (Instr. 5)


4.  Nature of Indirect
    Beneficial Ownership
    (Instr. 5)


1.  Title of Security               Common Stock
    (Instr. 4)


2.  Amount of Securities            452,055(2)
    Beneficially Owned
    (Instr. 4)


3.  Ownership Form:  Direct (D)     D
    or Indirect (I) (Instr. 5)


4.  Nature of Indirect
    Beneficial Ownership
    (Instr. 5)







                                                               SEC 1473 (7-96)

1.  Title of Security               Common Stock
    (Instr. 4)


2.  Amount of Securities            187,814(3)
    Beneficially Owned
    (Instr. 4)


3.  Ownership Form:  Direct (D)     D
    or Indirect (I) (Instr. 5)


4.  Nature of Indirect
    Beneficial Ownership
    (Instr. 5)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one reporting person, see Instruction
    5(b)(v).

    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.




















                                                               SEC 1473 (7-96)

   Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security
    (Instr. 4)


2.  Date Exercisable and Expiration Date    Date Exercisable    Expiration Date
    (Month/Day/Year)


3.  Title and Amount of Securities          Title               Amount or
    Underlying Derivative Security                              Number of
    (Instr. 4)                                                  Shares


4.  Conversion or Exercise Price of Derivative Security


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)


6.  Nature of Indirect Beneficial Ownership
    (Instr. 5)



                 /s/ Mark T. Gallogly                     1/19/99
             -------------------------------       ---------------------
             **Signature of Reporting Person                Date

Explanation of Responses:

(1) These securities are owned solely by Blackstone CCC Capital Partners L.P., who is a member of a "group" with Blackstone CCC Offshore Capital Partners L.P. and Blackstone Family Investment Partnership III L.P. for purposes of Section 13(d) of the Exchange Act. Does not reflect the 3 for 1 stock split, effective January 13, 1999.

(2) These Securities are owned solely by Blackstone CCC Offshore Capital Partners L.P. Does not reflect the 3 for 1 stock split, effective January 13, 1999.



                                                               SEC 1473 (7-96)

(3) These Securities are owned solely by Blackstone Family Investment Partnership III L.P. Does not reflect the 3 for 1 stock split, effective January 13, 1999.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

































                                                               SEC 1473 (7-96)

                            Joint Filer Information



Name:                                  Blackstone CCC Offshore Capital
                                         Partners L.P.

Address:                               c/o Blackstone Management Associates
                                           III L.L.C.
                                       345 Park Avenue
                                       New York, NY  10154

Designated Filer:                      Blackstone CCC Capital Partners L.P.

Issuer & Ticker Symbol:                Centennial Cellular Corp. (CYCLD)

Date of Event Requiring Statement:     1/7/99

Signature:                             S/ Blackstone CCC Offshore Capital
                                          Partners L.P.

























                                                               SEC 1473 (7-96)

                             Attachment to Form 3
                            Joint Filer Information



Name:                                  Blackstone Family Investment Partnership
                                         III L.P.

Address:                               c/o Blackstone Management Associates
                                           III L.L.C.
                                       345 Park Avenue
                                       New York, NY  10154

Designated Filer:                      Blackstone CCC Capital Partners L.P.

Issuer & Ticker Symbol:                Centennial Cellular Corp. (CYCLD)

Date of Event Requiring Statement:     1/7/99

Signature:                             S/ Blackstone Family Investment
                                          Partnership III L.P.
























                                                               SEC 1473 (7-96)

                                                  OMB APPROVAL
                                    OMB Number:                    3235-0104
                                    Expires:              September 30, 1998
                                    Estimated average burden hours per
                                    response  . . . . . . . . . . . . .  0.5


                    U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3                      Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
  Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                  30(f) of the Investment Company Act of 1940


1.   Name and Address of          Schwarzman       Stephen             A.
     Reporting Person*            (Last)           (First)         (Middle)

                                  c/o Blackstone Management Associates III
                                      L.L.C.
                                  345 Park Avenue, 31st Floor
                                                  (Street)

                                  New York           NY               10154
                                  (City)           (State)            (Zip)


2.   Date of Event Requiring      1/7/99
     Statement (Month/Day/Year)

3.   IRS or Social Security
     Number of Reporting Person
     (Voluntary)

4.   Issuer Name and Ticker or    Centennial Cellular Corp.  Symbol: CYCLD
     Trading Symbol






                                                               SEC 1473 (7-96)

5.   Relationship of Reporting    ____ Director           X   10% Owner
                                                         ___
     Person to Issuer             ____ Officer (give     ___ Other (specify
     (Check all applicable)                     title below)         below)


6.   If Amendment, Date of
     Original (Month/Day/Year)


7.   Individual or Joint/Group          Form filed by One Reporting Person
                                  ____

     Filing                         X   Form filed by More than One
                                  -----
                                        Reporting Person




































                                                               SEC 1473 (7-96)

          Table I -- Non-Derivative Securities Beneficially Owned


1.   Title of Security              Common Stock
     (Instr. 4)


2.   Amount of Securities           3,120,227(1)(2)
     Beneficially Owned
     (Instr. 4)

3.   Ownership Form:  Direct        I
     (D) or Indirect (I)
     (Instr. 5)


4.   Nature of Indirect             See Attachment
     Beneficial Ownership
     (Instr. 5)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.















                                                               SEC 1473 (7-96)

   Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security
     (Instr. 4)


2.   Date Exercisable and Expiration Date
     (Month/Day/Year)


3.   Title and Amount of Securities Underlying
     Derivative Security
     (Instr. 4)


4.   Conversion or Exercise Price of Derivative Security


5.   Ownership Form of Derivative Security:  Direct (D) or
     Indirect (I) (Instr. 5)


6.   Nature of Indirect Beneficial Ownership
     (Instr. 5)


Explanation of Responses:


                  /s/ Mark T. Gallogly                     1/19/99
               --------------------------------      ----------------------
               **Signature of Reporting Person              Date
                      Attorney-in-fact













                                                               SEC 1473 (7-96)

(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of
     Section 16 or for any other purpose.

(2)  Does not reflect the 3 for 1 stock split, effective January 13, 1999.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.




























                                                               SEC 1473 (7-96)

                             Attachment to Form 3


    Reporting Person:                     Stephen A. Schwarzman

    Address:                              c/o Blackstone Management
                                              Associates III L.L.C.
                                          345 Park Avenue
                                          New York, NY  10154

    Issuer & Ticker Symbol:               Centennial Cellular Corp. (CYCLD)

    Date of Event Requiring Statement:    1/7/99


As one of the founding members of Blackstone Management Associates III L.L.C. ("BMA III") which is the sole general partner of Blackstone CCC Capital Partners L.P. and Blackstone Family Investment Partnership III L.P. and the sole investment general partner of Blackstone CCC Offshore Capital Partners L.P. (collectively, the "Partnerships"), the Reporting Person may be deemed, for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of shares of the Common Stock beneficially owned by the Partnerships and therefore may be deemed to be a "ten percent beneficial owner" for purposes of Section 16 of the Act and to have an indirect pecuniary interest in a portion of such shares.




















                                                               SEC 1473 (7-96)

                                                   OMB APPROVAL
                                    OMB Number:                    3235-0104
                                    Expires:              September 30, 1998
                                    Estimated average burden
                                    hours per response  . . . . . . . .  0.5

                    U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3                      Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
        of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.  Name and Address of     Peterson             Peter              G.
    Reporting Person*       (Last)              (First)            (Middle)

                            c/o Blackstone Management Associates III L.L.C. 345 Park Avenue
                                                (Street)

                            New York               NY                 10154
                            (City)              (State)               (Zip)


2.  Date of Event
    Requiring Statement
    (Month/Day/Year)        1/7/99


3.  IRS or Social
    Security Number of
    Reporting Person
    (Voluntary)


4.  Issuer Name and         Centennial Cellular Corp.  Symbol:  CYCLD
    Ticker or Trading
    Symbol

5.  Relationship of              Director               X   10% Owner
    Reporting Person(s)          Officer (give              Other (specify
    Issuer                               title below)              below)
             (Check all
             applicable)


6.  If Amendment, Date of
    Original
    (Month/Day/Year)


7.  Individual or                 Form filed by One Reporting Person
    Joint/Group Filing        X   Form filed by More than One Reporting
    (Check Applicable              Person
    Line)

          Table I -- Non-Derivative Securities Beneficially Owned


1.  Title of Security       Common Stock
    (Instr. 4)


2.  Amount of Securities    3,130,227 (1)(2)
    Beneficially Owned
    (Instr. 4)

3.  Ownership Form:         I
    Direct (D) or
    Indirect (I) (Instr.
    5)


4.  Nature of Indirect      See Attachment
    Beneficial Ownership
    (Instr. 5)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person. See Instruction
5(b)(v).

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                        (Over)
                                                               SEC 1473 (7-96)

   Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative
    Security
    (Instr. 4)


2.  Date Exercisable and    Date Exercisable           Expiration Date
    Expiration Date
    (Month/Day/Year)


3.  Title and Amount of     Title                      Amount or Number
    Securities Underlying                              of Shares
    Derivative Security
    (Instr. 4)



4.  Conversion or
    Exercise Price of
    Derivative Security


5.  Ownership Form of
    Derivative Security:
    Direct (D) or
    Indirect (I)
    (Instr. 5)


6.  Nature of Indirect
    Beneficial Ownership
    (Instr. 5)

                         /s/Mark T. Gallogly              1/19/99
                   _______________________________    ______________
                   **Signature of Reporting Person          Date
                           Attorney-in-fact

Explanation of Responses:
(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(2) Does not reflect the 3 for 1 stock split, effective January 13, 1999.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                               SEC 1473 (7-96)

                             Attachment to Form 3


Reporting Person:  Peter G. Peterson

Address:  c/o Blackstone Management Associates III L.L.C.
          345 Park Avenue
          New York, NY  10154

Issuer & Ticker Symbol:  Centennial Cellular Corp. (CYCLD)

Date of Event Requiring Statement:  1/7/99

As one of the founding members of Blackstone Management Associates III L.L.C. ("BMA III") which is the sole general partner of Blackstone CCC Capital Partners L.P. and Blackstone Family Investment Partnership III L.P. and the sole investment general partner of Blackstone CCC Offshore Capital Partners L.P. (collectively, the "Partnerships"), the Reporting Person may be deemed, for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of shares of the Common Stock beneficially owned by the Partnerships and therefore may be deemed to be a "ten percent beneficial owner" for purposes of Section 16 of the Act and to have an indirect pecuniary interest in a portion of such shares.

                                                   OMB APPROVAL
                                    OMB Number:                    3235-0104
                                    Expires:              September 30, 1998
                                    Estimated average burden
                                    hours per response  . . . . . . . .  0.5

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                      Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
        of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.  Name and Address of      Blackstone Management Associates III L.L.C.
    Reporting Person*        (Last)              (First)            (Middle)

                             c/o Blackstone Management Associates III L.L.C. 345 Park Avenue, 31st Floor
                                                 (Street)

                             New York,              NY                 10154
                             (City)              (State)               (Zip)


2.  Date of Event            1/7/99
    Requiring Statement
    (Month/Day/Year)


3.  IRS or Social Security
    Number of Reporting
    Person (Voluntary)


4.  Issuer Name and Ticker   Centennial Cellular Corp. Symbol: CYCLD
    or Trading Symbol


5.  Relationship of               Director               X   10% Owner
    Reporting Person(s) to        Officer (give              Other (specify
    Issuer                                title below)              below)
             (Check all
             applicable)



                                  Page 1 of 6

6.  If Amendment, Date of
    Original
    (Month/Day/Year)


7.  Individual or                Form filed by One Reporting Person
    Joint/Group Filing        X  Form filed by More than One Reporting
    (Check Applicable            Person
    Line)

           Table I -- Non-Derivative Securities Beneficially Owned


1.  Title of Security        Common Stock
    (Instr. 4)


2.  Amount of Securities     3,130,227 (1)
    Beneficially Owned
    (Instr. 4)

3.  Ownership Form:          I
    Direct (D) or Indirect
    (I) (Instr. 5)


4.  Nature of Indirect       See attachment
    Beneficial Ownership
    (Instr. 5)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).
(1) The reporting person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                        (Over)
                                                               SEC 1473 (7-96)

   Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security
    (Instr. 4)


2.  Date Exercisable and           Date Exercisable           Expiration Date
    Expiration Date
    (Month/Day/Year)


3.  Title and Amount of            Title                        Amount or
    Securities Underlying                                       Number of
    Derivative Security                                         Shares
    (Instr. 4)



4.  Conversion or Exercise Price
    of Derivative Security


5.  Ownership Form of Derivative
    Security:  Direct (D) or
    Indirect (I)
    (Instr. 5)


6.  Nature of Indirect
    Beneficial Ownership
    (Instr. 5)

                                /s/Mark T. Gallogly             1/19/99
                        _______________________________     ______________
                        **Signature of Reporting Person          Date

Explanation of Responses:

(1)  Does not reflect the 3 for 1 stock split, effective January 13, 1999.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                               SEC 1473 (7-96)

                             Attachment to Form 3


Reporting Person:  Blackstone Management Associates III L.L.C.

Address:  345 Park Avenue, 31st Floor
          New York, NY  10154

Issuer and Ticker Symbol:  Centennial Cellular Corp. (CYCLD)

Date of Event Requiring Statement:  1/7/99

As the sole general partner of each of Blackstone CCC Capital Partners L.P. and Blackstone Family Investment Partnership III L.P. and the sole investment general partner of Blackstone CCC Offshore Capital Partners L.P. (collectively, the "Partnerships"), the Reporting Person may be deemed, for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of shares of the Common Stock held by the Partnerships and therefore may be deemed to be a "ten percent beneficial owner" for purposes of Section 16 of the Act and to have an indirect pecuniary interest in a portion of such shares.


                                                               SEC 1473 (7-96)

                                                  OMB APPROVAL
                                    OMB Number:                    3235-0104
                                    Expires:              September 30, 1998
                                    Estimated average burden
                                    hours per response  . . . . . . . .  0.5

                    U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3                      Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
        of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.  Name and Address of      Gallogly              Mark                 T.
    Reporting Person*        (Last)              (First)            (Middle)

                             c/o Blackstone Management Associates III L.L.C. 345 Park Avenue
                                                 (Street)

                             New York               NY                 10154
                             (City)              (State)               (Zip)


2.  Date of Event
    Requiring Statement
    (Month/Day/Year)         1/7/99


3.  IRS or Social Security
    Number of Reporting
    Person (Voluntary)


4.  Issuer Name and Ticker   Centennial Cellular Corp. Symbol: CYCLD
    or Trading Symbol


5.  Relationship of             X   Director              X  10% Owner
    Reporting Person(s)             Officer (give            Other (specify
    Issuer                                 title below)            below)
             (Check all
             applicable)

6.  If Amendment, Date of
    Original
    (Month/Day/Year)


7.  Individual or                  Form filed by One Reporting Person
    Joint/Group Filing         X   Form filed by More than One Reporting
    (Check Applicable                 Person
    Line)

           Table I -- Non-Derivative Securities Beneficially Owned


1.  Title of Security        Common Stock
    (Instr. 4)


2.  Amount of Securities     3,130,227 (1)(2)
    Beneficially Owned
    (Instr. 4)

3.  Ownership Form:          I
    Direct (D) or Indirect
    (I) (Instr. 5)


4.  Nature of Indirect       See Attachment
    Beneficial Ownership
    (Instr. 5)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person. See Instruction
5(b)(v).

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                        (Over)
                                                               SEC 1473 (7-96)

   Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative
    Security
    (Instr. 4)


2.  Date Exercisable and     Date Exercisable          Expiration Date
    Expiration Date
    (Month/Day/Year)


3.  Title and Amount of      Title                     Amount or
    Securities Underlying                              Number of
    Derivative Security                                Shares
    (Instr. 4)



4.  Conversion or Exercise
    Price of Derivative
    Security


5.  Ownership Form of
    Derivative Security:
    Direct (D) or
    Indirect (I)
    (Instr. 5)


6.  Nature of Indirect
    Beneficial Ownership
    (Instr. 5)

                         /s/Mark T. Gallogly              1/19/99
                   _______________________________     ______________
                   **Signature of Reporting Person          Date

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(2) Does not reflect the 3 for 1 stock split, effective January 13, 1999.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                               SEC 1473 (7-96)

                             Attachment to Form 3


Reporting Person:  Mark T. Gallogly

Address:  c/o Blackstone Management Associates III L.L.C.
          345 Park Avenue, 31st Floor
          New York, NY  10154

Issuer & Ticker Symbol:  Centennial Cellular Corp. (CYCLD)

Date of Event Requiring Statement:  1/7/99

As one of the members of Blackstone Management Associates III L.L.C. ("BMA III") which is the sole general partner of Blackstone CCC Capital Partners L.P. and Blackstone Family Investment Partnership III L.P. and the sole investment general partner of Blackstone CCC Offshore Capital Partners L.P. (collectively, the "Partnerships"), the Reporting Person has an indirect pecuniary interest in a portion of the Common Stock. The number of shares reported includes shares in excess of the Reporting Person's actual pecuniary interest in the equity securities of the Issuer.

                                                 OMB APPROVAL
                                    OMB Number:                    3235-0104
                                    Expires:              September 30, 1998
                                    Estimated average burden hours per
                                    response  . . . . . . . . . . . . .  0.5


                    U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3                      Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
  Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                  30(f) of the Investment Company Act of 1940


1.  Name and Address of           Guffey          Lawrence              H.
    Reporting Person*             (Last)           (First)         (Middle)

                                  c/o Blackstone Management Associates III
                                      L.L.C.
                                  345 Park Avenue, 31st Floor
                                                  (Street)

                                  New York           NY               10154
                                  (City)           (State)            (Zip)


2.  Date of Event Requiring       1/7/99
    Statement (Month/Day/Year)

3.  IRS or Social Security
    Number of Reporting Person
    (Voluntary)

4.  Issuer Name and Ticker or     Centennial Cellular Corp. Symbol: CYCLD
    Trading Symbol













                                                               SEC 1473 (7-96)

FORM 3 (continued


5.  Relationship of Reporting       X   Director           10% Owner
    Person to Issuer                    Officer (give   ___ Other (specify
     (Check all applicable)                      title below)      below)


6.  If Amendment, Date of
    Original (Month/Day/Year)


7.  Individual or Joint/Group          Form filed by One Reporting Person
    Filing                          X  Form filed by More than One
                                       Reporting Person




































                                                               SEC 1473 (7-96)

          Table I -- Non-Derivative Securities Beneficially Owned


1.  Title of Security                 Common Stock
    (Instr. 4)


2.  Amount of Securities              0
    Beneficially Owned
    (Instr. 4)

3.  Ownership Form:  Direct (D)       N/A
    or Indirect (I) (Instr. 5)


4.  Nature of Indirect
    Beneficial Ownership
    (Instr. 5)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction
   5(b)(v)

   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


















                                                               SEC 1473 (7-96)

   Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security
    (Instr. 4)


2.  Date Exercisable and Expiration Date
    (Month/Day/Year)


3.  Title and Amount of Securities Underlying
    Derivative Security
    (Instr. 4)


4.  Conversion or Exercise Price of Derivative Security


5.  Ownership Form of Derivative Security:  Direct (D) or
    Indirect (I) (Instr. 5)


6.  Nature of Indirect Beneficial Ownership
    (Instr. 5)

Explanation of Responses:

                 /s/ Lawrence H. Guffey                1/19/99
             -------------------------------   ------------------------
             **Signature of Reporting Person           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.





                                                               SEC 1473 (7-96)